Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) by and between Ronald J. Lieberman (“Executive”), NorthStar Asset Management Group Inc. (the “Company”) and, solely for purposes of Section 17, NorthStar Realty Finance Corp. (“NRF”), is dated June 30, 2014, and shall be effective upon the consummation of the contemplated spin-off of the Company from NRF (the “Effective Date”).
WHEREAS, Executive and the Company desire to memorialize the terms and conditions related to Executive’s employment by the Company herein.
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Agreements Between the Parties. This Agreement is intended to memorialize all of the terms and conditions of Executive’s employment by the Company.
2.    Employment.
(a)    Term. The Company shall employ Executive, and Executive agrees to be employed with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”); provided, however, that commencing on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each such anniversary, a “Renewal Date”), the Employment Period shall automatically be extended for one additional year unless, not later than ninety (90) days prior to such Renewal Date, the Company or Executive shall have given written notice not to extend the Employment Period; provided, further, however, that the Employment Period shall be subject to earlier termination as provided in Section 5(b) hereof (the “Term”).
(b)    Base Salary. Executive’s initial base salary shall be $500,000 per annum (pro-rated for partial calendar years), payable in accordance with the Company’s usual payroll practices for senior executives (as in effect from time to time, the “Base Salary”); provided that the Base Salary for any year shall be reduced, but not below $0, by the amount of any cash compensation paid to Executive by NRF or its subsidiaries as base salary during such year for services directly provided to such entities by Executive as an employee of such entities following the Effective Date. In subsequent years of the Term, the Base Salary shall be subject to annual review and adjustment from time to time by the compensation committee of the Company’s board of directors (the “Compensation Committee”), taking into account such factors as the Compensation Committee deems appropriate, including but not limited to the salaries of executive officers having similar titles and performing similar functions at comparable companies.
(c)    Annual Cash Bonus. For fiscal years during Executive’s employment with the Company, Executive shall participate in an annual cash incentive compensation plan as adopted and approved by the board of directors of the Company or a committee thereof acting pursuant to the authority of the board of directors of the Company (the “Board”) from time to time, with applicable corporate and individual performance targets and maximum award amounts determined by the Compensation Committee (the “Annual Cash Bonus”). Executive agrees that the Annual Cash Bonus for any year (including, without limitation, the amount of any Annual Bonus otherwise due pursuant to the Company’s Executive Incentive Bonus Plan (the “Bonus Plan”) for the 2014 Plan Year) shall be reduced, but not below $0, by the amount of any cash compensation paid to Executive by NRF or its subsidiaries as annual cash bonus for such year for services directly provided to such entities by Executive as an employee of such entities following the Effective Date.
Any Annual Cash Bonus payable to Executive will be paid at the time set forth in the applicable bonus plan, or if no such plan exists, at the time the Company otherwise pays such bonuses to its senior executives, but in no event later than 75 days following the end of the applicable fiscal year, and will be subject to the terms and conditions of the applicable annual cash incentive compensation plan.
(d)    Long Term Incentive Awards. During Executive’s employment with the Company, Executive shall be eligible to receive long term equity incentive compensation awards (which may consist of restricted stock, stock options, stock appreciation rights, or other types of equity or cash bonus awards, including equity awards denominated in or relating to shares of NRF common stock or equity of any other NSAM Managed Company (as defined below), as determined by the Compensation Committee in its discretion) pursuant to the Company’s equity incentive compensation plans and programs in effect from time to time, including, without limitation, the Bonus Plan. These awards shall be granted in the discretion of the Board and shall include such terms and conditions (including performance objectives) as the Board deems appropriate.

(e)    Vacation. Executive shall be eligible for four weeks of annual vacation to be accrued and payable in accordance with the Company’s policy with respect to senior executives.
(f)    Indemnification. To the fullest extent permitted by law, the Company will indemnify Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of Executive’s status as a current or former director, officer, employee and/or agent of the Company, any subsidiary or affiliate of the Company or any other entity to which the Company appoints Executive to serve as a director or officer. Executive shall be covered under any director and officer insurance policy obtained by the Company, if any, and shall be entitled to benefit from any officer indemnification arrangements adopted by the Company, if any, to the same extent as other directors or senior executive officers of the Company (including the right to such coverage or benefit following Executive’s employment to the extent liability continues to exist). However, Executive agrees to repay any expenses paid or reimbursed by the Company for Executive’s indemnification expenses if it is ultimately determined by a final non-appealable court decision that Executive is not legally entitled to be indemnified by the Company.
(g)    Other Benefits. In addition, Executive will be eligible to participate in all fringe benefit plans and retirement plans of the Company, as are generally available to the other senior management employees of the Company, such as health insurance plans, disability insurance plans, life insurance plans, expense reimbursement and the Company’s 401(k) retirement plan.
(h)    Clawback Policy. Executive acknowledges that Executive will be subject to the Company’s clawback policy, dated as of June 26, 2014, which is in effect as of the date hereof.
3.    Duties of Executive.
(a)    Duties of Position. During the Employment Period, Executive shall serve as Executive Vice President, General Counsel and Secretary of the Company. Executive shall perform such duties and responsibilities, consistent with Executive’s title, training and experience, as are from time to time reasonably assigned to Executive by the Chief Executive Officer or President of the Company. Executive shall report directly to the President of the Company. It is anticipated that during the Employment Period, Executive shall also provide services directly to NRF and/or its subsidiaries, as well as to other entities with which the Company or its subsidiaries may have entered into or may enter into management agreements following the Effective Date (such entities, “NSAM Managed Companies”). Except for

Executive’s direct services to NRF and, if applicable, any NSAM Managed Companies and their subsidiaries, Executive agrees to devote all of Executive’s business time, attention and energies to the performance of the duties assigned to Executive hereunder, and to perform such duties faithfully, diligently and to the best of Executive’s abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company’s employees. The Company may assign all or a portion of its rights and obligations under this agreement to any of its affiliates or enter into an agreement with any of its affiliates that provides that Executive will perform services on behalf of such affiliate and Executive agrees to provide such services, as directed by the Company.
(b)    Confidential Information. Executive shall hold in confidence for the benefit of the Company all of the information (other than information concerning corporate opportunities) and business secrets in respect of the Company and all of its affiliates, including, but not limited to, all information and data relating to or concerned with the legal, business, finances, pending transactions and other affairs of the Company and all of its affiliates, and Executive shall not at any time before or after Executive’s employment by the Company is terminated for any reason, or Executive resigns for any reason, willfully use or disclose or divulge any such information or data to any other Person (as defined below) except (i) with the prior written consent of the Company, (ii) to the extent necessary to comply with applicable law or the valid order of a court of competent jurisdiction, in which event Executive shall notify the Company as promptly as reasonably practicable (and, if possible, prior to making such disclosure), or to enforce or defend his rights under this Agreement or any other agreements with the Company or any affiliate, and (iii) in the performance of Executive’s duties hereunder. With respect to information concerning corporate opportunities of the Company and all of its affiliates that are developed, initiated or become known to Executive during Executive’s employment with the Company, Executive shall hold in confidence for the benefit of the Company all of such information in respect of the Company and all of its affiliates, including, but not limited to, all information and data relating to or concerned with such opportunities of the Company and all of its affiliates, and Executive shall not at any time before or within one (1) year after Executive’s employment by the Company is terminated for any reason, or Executive resigns for any reason, willfully use or disclose or divulge any information relating to any such corporate opportunities to or for the benefit of Executive or any other Person (as defined below) except (i) with the prior written consent of the Company, (ii) to the extent necessary to comply with applicable law or the valid order of a court of competent jurisdiction, in which event Executive shall notify the Company as promptly as reasonably practicable (and, if possible, prior to making such disclosure) and (iii) in the performance of Executive’s duties hereunder. The foregoing provisions of this Section 3(b) shall not apply to any information or data which has been previously disclosed to the public or is otherwise in the public domain in each case other than as a result of the breach by Executive of Executive’s obligations under this Section 3(b). For purposes of this Agreement, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
4.    Termination of Employment. Executive’s employment hereunder may be terminated in accordance with this Section 4.
(a)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive’s duties hereunder for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 5(a)) is given shall not have returned to the performance of Executive's duties hereunder on a full-time basis, the Company may terminate Executive’s employment hereunder for “Disability.”
(c)    Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon the occurrence of any of the following events:
(i)    the conviction of, or a plea of nolo contendere by, Executive for the commission of a felony;
(ii)    continuing willful failure for ten (10) business days to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not substantially performed Executive’s duties; or
(iii)    willful misconduct by Executive (including, but not limited to, breach by Executive of the provisions of Section 7) that is demonstrably and materially injurious to the Company or its subsidiaries.
(d)    Good Reason. Executive may terminate Executive’s employment hereunder for “Good Reason” by providing to the Company a Notice of Termination within thirty (30) days after the occurrence, without Executive’s written consent, of one of the following events that has not been cured within ten (10) business days after written notice thereof has been given by Executive to the Company:
(i)    the assignment to Executive of duties materially inconsistent with Executive’s status as a senior executive officer of the Company or the Executive is directed to directly report to other than the Board, the Company’s Chief Executive Officer and/or the Company’s President (or the board of directors, chief executive officer or president of the Successor Person following a Change of Control pursuant to clause (i), (ii) or (iv) of the definition thereof);
(ii)    following a Change of Control, the assignment to Executive of duties with the Company or the Successor Person, as applicable, inconsistent with Executive’s title, position, status, reporting relationships, authority, duties or responsibilities to the Company as contemplated by Section 3(a) (including, without limitation, if Executive is not the Executive Vice President, General Counsel and Secretary of the Successor Person), or any other action by the Successor Person which results in a diminution in Executive’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Successor Person or the Company promptly after receipt of notice thereof given by Executive;
(iii)    a reduction by the Company in Executive’s Base Salary or a failure by the Company to pay any Base Salary or contractually committed cash bonus payment amounts when due (other than a reduction or failure to pay resulting from Executive’s receipt of cash compensation from NRF or its subsidiaries for services directly provided to such entities by Executive as an employee of such entities in accordance with Section 2(a) or 2(c));
(iv)    following a Change of Control, the requirement by the Successor Person or the Company that the principal place of performance of Executive’s services be at a location more than fifty (50) miles from either (x) the greater New York City metropolitan area or (y) the metropolitan area where Executive principally performed Executive’s services immediately prior to such Change of Control or, if earlier, the entry into a definitive agreement contemplating a Change of Control;

(v)    any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5(a); or
(vi)    a material failure by the Company to comply with any other material provision of this Agreement, including, without limitation, a breach of Section 11.
(e)    Change of Control. For the purposes hereof, a “Change of Control” of the Company shall be deemed to have occurred if an event set forth in any one of the following paragraphs (i) - (v) shall have occurred:
(i)    any Person is or becomes Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of the Company, excluding (A) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (ii) below, and (B) any Person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from the Company; or
(ii)    the consummation of a merger or consolidation of the Company with any other Person or the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company), other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of the Company;
(iii)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company;

(iv)    the consummation of the sale or disposition by the Company of all or substantially all of the assets of the Company; or
(v)    individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.
For purposes of this Agreement, (1) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and (2) “Successor Person” shall mean (A) the Person who is or becomes Beneficial Owner of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of the Company as a result of a Change of Control pursuant to clause (i) of the definition thereof; (B) in the event of a Change of Control pursuant to clause (ii) of the definition thereof resulting from the consummation of a merger or consolidation of the Company with any other Person, the ultimate parent entity controlling the Person surviving or resulting from such merger or consolidation or, if the Person surviving or resulting from such merger or consolidation is not a subsidiary of another entity, such Person, (C) in the event of a Change of Control pursuant to clause (iv) of the definition thereof, the ultimate parent entity of the Person that is the purchaser or other transferee of all or substantially all of the assets of the Company or, if such Person is not a subsidiary of another entity, such Person, or (D) in the event of all other circumstances resulting in a Change of Control, the Company.
(f)    The Company may terminate Executive’s employment at any time without Cause. Executive may terminate Executive’s employment at any time without Good Reason upon thirty (30) days’ advance written notice to the Company.

(g)    The Company shall not be required to make the payments and provide the benefits specified in Section 6 below (other than the Accrued Benefits (as defined below) or payments and benefits to be made or provided in connection with a termination of Executive’s employment on account of death (other than on account of death after delivery of a valid Notice of Termination for Cause or by Executive without Good Reason)) unless Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement and certain other entitlements set forth therein) attached hereto as Exhibit A (the “Release Agreement”) and the Release Agreement becomes irrevocable within thirty (30) days after the Date of Termination; provided, however, that the effectiveness of the Release Agreement will be subject to the Company releasing Executive from all liability to the Company and its affiliates that any Board members (other than Executive) have actual knowledge of on the Date of Termination under the Release Agreement. The Release Agreement shall constitute the Release required by any equity or bonus award agreement.
(h)    Unless the Company and Executive agree in writing to waive this requirement, upon the termination of Executive’s employment for any reason, Executive agrees to promptly resign from (i) office as a director of the Company, any subsidiary or affiliate of the Company and any other entity to which the Company appoints Executive to serve as a director, including, without limitation, NRF and all NSAM Managed Companies, (ii) from all offices held by Executive in any or all of such entities in clause (i) above, and (iii) all fiduciary positions (including as trustee) held by Executive with respect to any pension plans or trusts established by any such entities in clause (i) above. For the avoidance of doubt, the reason for Executive’s termination of employment under this Agreement shall be deemed to be the same reason Executive’s employment terminates with respect to any Company subsidiary or affiliate, NRF or any NSAM Managed Companies.
5.    Termination Procedure.
(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Sections 4(a) and 6(a)(i) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 12. In connection with a termination pursuant to Section 4(b), 4(c) or 4(d), such “Notice of Termination” shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    Effect of Date of Termination. “Date of Termination” of Executive’s employment and this Agreement shall mean (i) if the Term of this Agreement expires without renewal as of the third anniversary of the Effective Date or any subsequent Renewal Date, the date of such expiration, (ii) if Executive’s employment is terminated pursuant to Section 4(a) above, the date of Executive’s death, (iii) if Executive’s employment is terminated pursuant to Section 4(b) above, thirty (30) days after delivery to Executive of Notice of Termination (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such thirty (30) day period), (iv) if Executive’s employment is terminated pursuant to Sections 4(c) and 4(f) above, the date specified in the Notice of Termination (which date shall be at least thirty (30) days after delivery to Company of Notice of Termination in the case of a termination by Executive pursuant to Section 4(f)), and (v) if Executive’s employment is terminated pursuant to Section 4(d) above, the date on which a Notice of Termination is given or any later date (within thirty (30) days) set forth in such Notice of Termination; provided that the Company shall not have cured the event giving rise to the Notice of Termination within ten (10) business days following delivery of such Notice. Upon the Date of Termination, the Term of this Agreement shall expire and the Company shall have no further obligation to Executive except to the extent Executive is otherwise entitled to any unpaid salary or benefits hereunder and insurance coverage in accordance with applicable law; provided that the provisions set forth in Sections 2(f), 3(b), 6, 7, 13, 14 and 15 hereof and this Section 5(b) shall remain in full force and effect after the termination of Executive’s employment, notwithstanding the expiration of the Term of or termination of this Agreement.
6.    Obligations of the Company Upon Termination of Employment.
(a)    Expiration of Term and Nonrenewal by Executive, By the Company for Cause or by Executive without Good Reason. If Executive’s employment shall be terminated (i) due to and upon expiration of the Term of this Agreement because Executive shall have given written notice not to extend the Employment Period pursuant to Section 2(a), (ii) by the Company for Cause or (iii) by Executive without Good Reason, then the Company shall pay Executive Executive’s Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination, and any accrued or vested benefits or entitlements the Executive may have under any employee benefit, equity or bonus plan or award agreement of the Company or any affiliate through the Date of Termination, which accrued or vested benefits or entitlements shall be paid and/or provided in accordance with the terms of such employee benefit, equity or bonus plans or award agreements (collectively, the “Accrued Benefits”) and, except as provided in Section 2(f), the Company shall have no additional obligations to Executive under this Agreement.

(b)    Death; Disability. If, during the Employment Period, Executive’s employment shall terminate on account of death (other than on account of death after delivery of a valid Notice of Termination for Cause or by Executive without Good Reason) or Disability, except as provided in Section 2(f), the Company shall have no further obligations to Executive other than to provide Executive (or Executive’s estate):
(vii)    the Accrued Benefits;
(viii)    1.0 times Executive’s Base Salary at the rate in effect at the Date of Termination without taking into account any reduction in Base Salary in accordance with Section 2(a) resulting from Executive’s receipt of cash compensation from NRF or its subsidiaries as base salary for services directly provided to such entities by Executive as an employee of such entities;
(ix)    a pro-rated bonus based upon the number of days in the year of termination through the Date of Termination relative to 365 and the target Annual Cash Bonus in the year the Date of Termination occurs; provided that (x) no amount shall be payable pursuant to this Section 6(b)(iii) if (i) Executive was a Participant in the Bonus Plan and received an Annual Bonus Pool Percentage for the Plan Year (as such terms are defined in the Bonus Plan) in which the Date of Termination occurs or (ii) Executive was a participant in an annual bonus plan or program of the Company, other than the Bonus Plan, during the year in which the Date of Termination occurs that specifically provides for a method of determining the pro-rated annual bonus to be received by the Executive for the year in which the Date of Termination occurs and (y) if a target Annual Cash Bonus has not yet been established for Executive (or Executive’s Annual Bonus Pool Percentage for such Plan Year or the basis upon which Executive is to participate in an alternative annual bonus plan or program has not yet been determined) for the year in which the Date of Termination occurs, Executive’s target Annual Cash Bonus shall be deemed to be Executive’s actual Annual Cash Bonus for the prior year;
(x)    the health benefits set forth under Other Benefits in Section 2(g) for a one-year period from the Date of Termination;
(xi)    full vesting of all Company or any affiliate’s equity awards as of the Date of Termination, except to the extent otherwise provided in the plan governing particular equity awards, as in effect at the time such equity awards were granted, or an award agreement governing a particular equity award or as otherwise consented to by Executive in writing;
(xii)    continuing exercisability of all stock options and stock appreciation rights for the lesser of (x) twelve (12) months after the Date of Termination or (y) the remainder of their term; and
(xiii)    any restrictions prohibiting the transfer or other disposition of vested shares of the Company’s common stock, LTIP Units (or similar units) of the Company’s operating partnership subsidiary, or equity interests of NRF or any other NSAM Managed Company (including any subsidiary of NRF or any such NSAM Managed Company) shall lapse on the date that is thirty (30) days after the Date of Termination notwithstanding any provisions to the contrary contained in the award agreements or plans governing such vested shares, LTIP Units (or similar units) or equity interests.
The amounts set forth in Section 6(b)(ii) and (iii) will be paid in a lump sum in cash within thirty (30) days after the Date of Termination; provided that if the 30-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year by the last day of such 30-day period.
(c)    For any other reason. If, during the Employment Period, Executive’s employment shall terminate for any reason other than those provided in Section 6(a) or 6(b) above (including due to and upon expiration of the Term of this Agreement because the Company shall have given written notice not to extend the Employment Period pursuant to Section 2(a)), except as provided in Section 2(f), the Company shall have no further obligations to Executive other than to provide Executive:
(vi)    the Accrued Benefits;
(vii)    an amount equal to 1.0 times (or 1.5 times in the event such termination occurs in connection with (i.e., after a definitive agreement is executed which results in a Change of Control or within 70 days prior to a Change of Control where substantial steps have been taken by the Company (or of which the Company is aware) to negotiate or effectuate such Change of Control prior to such termination) or within 12 months following a Change of Control) Executive’s total compensation in effect prior to the Date of Termination (using for this purpose, (x) Executive’s Base Salary at the rate in effect on the Date of Termination without taking into account any reduction in Base Salary in accordance with Section 2(a) resulting from Executive’s receipt of cash compensation from NRF or its subsidiaries as base salary for services directly provided to such entities by Executive as an employee of such entities, and (y) the average of the annual bonuses (including, to the extent paid by the Company, NRF, any other NSAM Managed Company or any of their subsidiaries, Annual Cash Bonuses and annual bonuses paid in LTIPs or other securities of the Company, NRF, any other NSAM Managed Company or any of their subsidiaries and excluding annual bonuses paid in LTIPs or such other securities that are earned based on multi-year performance criteria) earned for the three (3) years prior to the year in which the Date of Termination occurs; provided that if the Date of Termination occurs before annual bonuses for Executive have been earned for at least three (3) years from and including the year in which the Effective Date occurs, the average for purposes of clause (y) shall be computed based on (i) each full calendar year from and including the year in which the Effective Date occurs or (ii) if the Date of Termination occurs before the end of the year in which the Effective Date occurs, the average of the annual bonuses (including annual cash bonuses and annual bonuses paid in shares of common stock or other securities of NRF or its operating partnership) earned from NRF for the three (3) years prior to the year in which the Date of Termination occurs (or such lesser number of full years as Executive was employed by NRF);
(viii)    a pro-rated bonus based upon the number of days in the year of termination through the Date of Termination relative to 365 and the target Annual Cash Bonus in the year the Date of Termination occurs; provided that (x) no amount shall be payable pursuant to this Section 6(c)(iii) if (i) Executive was a Participant in the Bonus Plan and received an Annual Bonus Pool Percentage for the Plan Year (as such terms are defined in the Bonus Plan) in which the Date of Termination occurs or (ii) Executive was a participant in an annual bonus plan or program of the Company, other than the Bonus Plan, during the year in which the Date of Termination occurs that specifically provides for a method of determining the pro-rated annual bonus to be received by the Executive for the year in which the Date of Termination occurs and (y) if a target Annual Cash Bonus has not yet been established for Executive (or Executive’s Annual Bonus Pool Percentage for such Plan Year or the basis upon which Executive is to participate in an alternative annual bonus plan or program has not yet been determined) for the year in which the Date of Termination occurs, Executive’s target Annual Cash Bonus shall be deemed to be Executive’s actual Annual Cash Bonus for the prior year;

(ix)    the health benefits set forth under Other Benefits in Section 2(g) until the earlier of (x) the one-year anniversary of the Date of Termination and (y) the date upon which executive receives similar health benefits from another Person;
(x)    full vesting of all Company or any affiliate’s equity awards as of the Date of Termination, except to the extent otherwise provided in the plan governing particular equity awards, as in effect at the time such equity awards were granted, or an award agreement governing a particular equity award or as otherwise consented to by Executive in writing;
(xi)    continuing exercisability of all stock options and stock appreciation rights for the lesser of (x) twelve (12) months after the Date of Termination or (y) the remainder of their term; and
(xii)    any restrictions prohibiting the transfer or other disposition of vested shares of the Company’s common stock, LTIP Units (or similar units) of the Company’s operating partnership subsidiary, or equity interests of NRF or any other NSAM Managed Company (including any subsidiary of NRF or any such NSAM Managed Company) shall lapse on the date that is thirty (30) days after the Date of Termination notwithstanding any provisions to the contrary contained in the award agreements or plans governing such vested shares, LTIP Units (or similar units) or equity interests.
The amounts set forth in Section 6(c)(ii) and (iii) will be paid in a lump sum in cash within thirty (30) days after the Date of Termination; provided that if the 30-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year by the last day of such 30-day period and in the case of a termination prior to and in connection with a Change in Control, the additional 0.5 times severance payment under Section 6(c)(ii) shall be paid upon the later of such date or the date of the Change of Control.
(d)    Additional Limitation.
(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment, benefit or distribution by the Company, NRF, any NSAM Managed Company or any affiliate or successor thereto or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or Treasury guidance promulgated thereunder, to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise and whether paid upon termination of employment or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Compensatory Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision), then the Compensatory Payments shall be reduced (but not below zero) so that the sum of all of the Compensatory Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Compensatory Payments were not subject to such reduction. In such event, the Compensatory Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Compensatory Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Compensatory Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)    For purposes of this Section 6(d), the “After Tax Amount” means the amount of the Compensatory Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Compensatory Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)    The determination as to whether a reduction in the Compensatory Payments shall be made pursuant to Section 6(d)(i) shall be made by a nationally recognized accounting firm selected by the Company (the

“Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any determination by the Accounting Firm shall be binding upon the Company and Executive.
7.    Prohibited Activities.
(a)    Non-Solicitation and Business Relationships. Executive agrees that during Executive’s employment by the Company and for one (1) year following Executive’s Date of Termination (the “Non-Solicitation Period”), Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, consultant, agent or joint venture partner of the Company or any of its affiliates (including, without limitation, NRF or any NSAM Managed Company or their subsidiaries) to terminate his, her or its employment or other relationship with the Company or any of its affiliates for the purpose of associating with any competitor of the Company or any of its affiliates, or otherwise encourage any such person to leave or sever his, her or its employment or other relationship with the Company or any of its affiliates for any other reason, or authorize the taking of such actions by any other person or entity, or assist or participate with any such person or entity in taking such action. For purposes of clarity, Executive’s provision of services to NRF, any other NSAM Managed Entity and/or any of their subsidiaries during the Executive’s employment by the Company pursuant to the terms of a management agreement between the Company (or any of its subsidiaries) and such entity (or as a direct employee of NRF and/or its subsidiaries) shall not constitute a breach of this Section 7(a).
(b)    Non-Competition. Executive acknowledges that the services to be rendered by Executive to the Company are of a special and unique character. In consideration of Executive’s employment hereunder, Executive agrees that during Executive’s employment by the Company and for the one-year period following the termination of Executive’s employment hereunder by either party for any reason (other than (i) due to and upon expiration of the Term of this Agreement because the Company has provided written notice not to extend the Employment Period pursuant to Section 2(a), (ii) termination by Executive with Good Reason provided that a Change of Control shall not have occurred prior to the Date of Termination, or (iii) termination by the Company of Executive without Cause), Executive will not engage, directly or indirectly, whether as principal, agent, representative, consultant, employee, partner, stockholder, limited partner, other investor or otherwise (other than a passive investment of not more than five percent (5%) of the stock, equity or other ownership interest of any corporation, partnership or other entity), within the United States of America, in any business that competes directly with the principal businesses conducted by the Company as of the Executive’s Date of Termination. For purposes of clarity, Executive’s provision of services to NRF, any other NSAM Managed Entity and/or any of their subsidiaries during the Executive’s employment by the Company pursuant to the terms of a management agreement between the Company (or any of its subsidiaries) and such entity (or as a direct employee of NRF and/or its subsidiaries) shall not constitute a breach of this Section 7(b) and, for purposes of the scope of this non-competition provision applying following a termination in connection with or within 12 months following a Change of Control, the principal businesses conducted by the Company shall be deemed to mean only such businesses conducted by the Company immediately prior to the Change of Control.
8.    Confidentiality. Each party to this Agreement shall keep strictly confidential the terms of this Agreement, provided, that (i) either party to this Agreement may disclose the terms of this Agreement with the prior written consent of the other party, (ii) either party to this Agreement may disclose the terms of this Agreement to the extent necessary to comply with law or legal process, in which event the disclosing party shall notify the other party to this Agreement as promptly as practicable (and, if possible, prior to making such disclosure), (iii) either party to this Agreement may disclose the terms of this Agreement to outside counsel, underwriters and accountants and (iv) the Company may disclose the terms of this Agreement in public filings with the Securities and Exchange Commission or other regulatory agencies, without notice to Executive, to the extent that it believes such disclosure to be prudent, necessary or required by applicable law in connection with the operation of the business of the Company and shall have the right to file a copy of this Agreement with such regulating agencies, it being understood that if this Agreement is so disclosed or filed, Executive shall thereafter be released from his obligation in respect of this Section 8.
9.    No Waiver. No failure or delay on the part of the Company or Executive in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or Executive at law or in equity. No waiver of or consent to any departure by either the Company or Executive from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof. No amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by all parties hereto. Any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

10.    Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
11.    Non-Assignability; Binding Nature. The rights and obligations of Executive under this Agreement are personal to Executive and may not be assigned or delegated to any other Person; provided, however, that nothing in this Agreement shall preclude Executive from designating any of Executive’s beneficiaries to receive any benefits payable hereunder upon Executive’s death, or Executive’s executors, administrators or other legal representatives from assigning any rights hereunder to the person or persons entitled thereto. Upon Executive’s death, any payments or entitlements due to Executive hereunder or otherwise shall be paid or provided to Executive’s designated beneficiaries (or if there are no such beneficiaries, his estate). Except as otherwise provided in Section 3(a), no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors, heirs (in the case of Executive) and assigns.
12.    Notices. Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:	NorthStar Asset Management Group Inc. 399 Park Avenue, 18th Floor New York, NY 10022 Attention: President

If to Executive:	Ronald J. Lieberman c/o NorthStar Asset Management Group Inc.

399 Park Avenue, 18th Floor
New York, NY 10022
or at such other address as shall be indicated to the parties hereto in writing. Notice of change of address shall be effective only upon receipt.
13.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be entirely performed within such State.
14.    Dispute Resolution.
(a)    Subject to the provisions of Section 14(b), any dispute, controversy or claim arising between the parties relating to this Agreement, or otherwise relating in any way to Executive’s employment by or interest in the Company or any of its affiliate (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration in New York, New York, before a single arbitrator, selected by the American Arbitration Association in accordance with its rules pertaining at the time the dispute arises. In such arbitration proceedings, the arbitrator shall have the discretion, to be exercised in accordance with applicable law, to allocate among the parties the arbitrator’s fees, tribunal and other administrative costs. If Executive prevails on at least one material issue in dispute, the Company shall reimburse Executive for the reasonable fees and costs of Executive’s counsel (and the arbitrator shall be requested to rule on whether Executive has so prevailed). The award of the arbitrator may be confirmed before and entered as a judgment of any court having jurisdiction over the parties.
(b)    The provisions of Section 14(a) shall not apply with respect to any application made by the Company for injunctive relief under this Agreement.
15.    Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. For avoidance of doubt, the foregoing shall not limit the Company’s liability to Executive in the event that Executive is subject to taxes, interest or penalties under Section 409A of the Code as a result of the Company’s breach of this Agreement.
16.    Headings. The paragraph headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
17.    Entire Agreement. This Agreement and any agreements executed contemporaneously herewith constitute the entire agreement between the parties with respect to the matters set forth herein, and there are no promises or undertakings with respect thereto relative to the subject matter hereof not expressly set forth or referred to herein or therein. This Agreement expressly supersedes and replaces as of the Effective Date the Executive Employment Agreement by and between NRF and Executive, dated April 18, 2012. For the avoidance of doubt, Executive’s outstanding equity, bonus and/or LTIP awards and his indemnification agreement with NRF or any affiliate remain in full force and effect.
18.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

/s/ Ronald J. Lieberman
Ronald J. Lieberman
NORTHSTAR ASSET MANAGEMENT GROUP INC.
By: /s/ David T. Hamamoto
Name: David T. Hamamoto
Title: Chief Executive Officer

NORTHSTAR REALTY FINANCE CORP.
By: /s/ David T. Hamamoto
Name: David T. Hamamoto
Title: Chief Executive Officer

Exhibit A

This General Release of Claims (this “Agreement”) is executed as of the date listed below by Ronald J. Lieberman (“Executive”) and NorthStar Asset Management Group Inc. (the “Company”).

In consideration of the promises set forth in the Employment Agreement between Executive and the Company, effective as of the spin-off of the Company from NorthStar Realty Finance Corp. (“NRF”) (the “Employment Agreement”), the Executive and the Company agree as follows:

1.Executive’s General Release and Waiver of Claims.
(a)    Release. In consideration of the payments and benefits provided to Executive under the Employment Agreement, Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, NRF, any NSAM Managed Company (as defined in the Employment Agreement) and their respective subsidiaries, affiliates, predecessors and successors (collectively, the “Company Group”) and their respective officers, employees, directors, shareholders and agents (“Company Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, regardless of whether based on any statute or the common law, including without limitation Claims of breach of contract, Claims based on tortious conduct, statutory or common law employment discrimination Claims, Claims for payment of salary or wages and Claims for attorney’s fees, regardless of whether known or unknown to Executive or any of the other Executive Releasors, that any of the Executive Releasors may have, or in the future may possess, arising out (i) of Executive’s employment relationship with and service as an employee, officer or director of any member of the Company Group, and the termination of such relationship or service and (ii) any other event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, Executive is not releasing any Claims with respect to: (i) the payments and entitlements due to him under Section 6 of the Employment Agreement, (ii) any rights pursuant to any bonus, stock, equity-based compensation or LTIP or partnership awards awarded or granted by any member of the Company Group, (iii) his right to be reimbursed unreimbursed business expenses incurred through his termination date, (iv) his rights to be indemnified and covered under directors’ and officers’ liability insurance policies as set forth in Section 2.7 of the

Employment Agreement as well as any indemnification agreement entered into between Executive and any member of the Company Group, (v) his rights to be indemnified pursuant to the bylaws or other corporate governance documents of any member of the Company Group or to be covered under any applicable directors’ and officers’ liability insurance policies, or (vi) his rights as a shareholder of any member of the Company Group.
(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Employment Agreement, Executive, on his behalf and on behalf of the Executive Releasors, hereby unconditionally releases and forever discharges the Company Releasees from any and all Claims that the Executive or any Executive Releasor may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney or chosen not to do so; (ii) Executive was given a period of 21 days following his termination date to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Agreement. Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.
(c)    No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released by Executive under this Agreement.
2.    Company’s Release of Claims and Waiver of Known Claims.
(a)    Release. In consideration of Executive’s release of claims herein and other good and valuation consideration, the Company, on behalf itself and any Company Releasees that it has the capacity to bind, hereby irrevocably and unconditionally release and forever discharge Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns from any and all Claims, including, without limitation, any Claims under any federal, state, local or foreign law that the Company and/or any Company Releasee may have, or in the future may possess arising out (i) of the Executive’s employment relationship with and service as an employee, officer or director of the Company and any other member of the Company Group, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided that, in each case, such claim was known by a member (other than Executive) of the board of directors or similar governing body of the Company as of the date of Executive’s termination of employment. Notwithstanding the foregoing, nothing in this Agreement shall be construed to affect Executive’s continued obligations under the Employment Agreement or any other agreement between Executive and the Company or any Company Releasee that was executed contemporaneous with or after the execution of the Employment Agreement.
(b)    No Assignment. The Company, on its behalf and that of any other Company Releasee that it has the capacity to bind, represents and warrants that it (or they) has not assigned any of the Claims being released by the Company or any Company Releasee under this Agreement.
1.    Proceedings. As of the date he executes this Agreement, Executive acknowledges that he has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Company Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to the Executive under the Employment Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”) and agrees not to participate voluntarily in any Proceeding; provided that the foregoing shall not affect Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state fair employment practices agency, except that notwithstanding this proviso Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. As of the date it executes this Agreement, the Company acknowledges that it has not filed, and is not aware of any other member of the Company Group or any Company Releasee filing, and agrees not to initiate or cause to be initiated on its or any Company Releasee’s behalf, any complaint, charge, claim or proceeding against the Executive or his heirs, executors, administrators, representatives, agents, successors and assigns before any local, state or federal agency, court or other body, which has been released by the Company or any other Company Releasee under Section 2 hereof and agrees not to participate voluntarily in any such proceeding and waives any relief (whether monetary or otherwise) arising out of any such proceeding.
2.    Remedies. In the event Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Agreement within the seven-day period provided under

Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, other than benefits or payments that would be due in the absence of this Agreement. Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and any other member of the Company Group and limiting also his ability to pursue certain claims against the Company or any other member of the Company Group.
3.    Effectiveness. For avoidance of doubt, this Agreement shall only be effective if the Company executes and delivers an executed copy of this Agreement to Executive within 30 days following the later of the date Executive executes and delivers an executed copy of this Agreement to the Company and the termination of Executive’s employment with the Company.
4.    Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
5.    Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Executive.
6.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts made and to be entirely performed within such State.
7.    Notices. All notices or communications hereunder shall be in writing, addressed as provided in Section 12 of the Employment Agreement.
EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first set forth below for such party.

EXECUTIVE
___________________________________
Ronald J. Lieberman

Date of Execution:____________________

NORTHSTAR ASSET MANAGEMENT GROUP INC.

By:
Name:
Title:
Date of Execution:____________________